                                                                  EXHIBIT (h)(1)

                              AMENDED AND RESTATED
                            TRANSFER AGENCY AGREEMENT

     THIS AGREEMENT,  made as of August 1, 2007, by and between AMERICAN CENTURY
MUTUAL  FUNDS,  INC., a Maryland  corporation  ("ACMF"),  and  AMERICAN  CENTURY
SERVICES, LLC, a Missouri limited liability company ("Services").

     1. By action of its Board of  Directors,  ACMF  appointed  Services  as its transfer agent, and Services accepted such appointment.

     2. As transfer  agent for ACMF,  Services  shall  perform all the functions usually performed by transfer agents of investment companies, in accordance with the policies and  practices of ACMF as disclosed in its  prospectus or otherwise communicated to Services from time to time,  including,  but not limited to, the following:

     (a)  Recording the  ownership,  transfer,  conversion and  cancellation  of ownership of shares of ACMF on the books of ACMF;

     (b)  Causing the issuance,  transfer,  conversion and cancellation of stock certificates of ACMF;

     (c)  Establishing and maintaining records of accounts;

     (d)  Computing and causing to be prepared and mailed or otherwise delivered to  shareholders  payment  of  redemption  proceeds  due from  ACMF on redemption of shares and notices of reinvestment in additional  shares of  dividends,  stock  dividends or stock  splits  declared by ACMF on shares of ACMF;

     (e)  Furnishing  to  shareholders  such  information  as may be  reasonably required by ACMF, including  confirmation of shareholder  transactions and appropriate income tax information;

     (f)  Addressing  and  mailing  to  shareholders  prospectuses,  annual  and
          semiannual  reports;   addressing  and  mailing  proxy  materials  for
          shareholder  meetings prepared by or on behalf of ACMF, and tabulating the proxy votes;

     (g)  Replacing  allegedly lost,  stolen or destroyed stock  certificates in accordance  with and  subject to usual and  customary  procedures  and conditions;

     (h)  Maintaining such books and records  relating to transactions  effected by  Services  pursuant  to  this  Agreement  as  are  required  by the
          Investment Company Act of 1940, or by rules or regulations thereunder, or by any other applicable provisions of law, to be maintained by ACMF or its transfer agent with respect to such  transactions;  preserving, or  causing  to be  preserved,  any such  books and  records  for such periods  as may be  required  by any  such  law,  rule or  regulation;

          furnishing ACMF such  information as to such  transactions and at such times as may be  reasonably  required by it to comply with  applicable laws and  regulations,  including  but not  limited to the laws of the several states of the United States;

     (i)  Dealing with and  answering  all  correspondence  from or on behalf of shareholders relating to its functions under this Agreement.

     3. ACMF may perform on site  inspection of records and accounts and perform audits directly  pertaining to ACMF  shareholder  accounts  serviced by Services hereunder at Services'  facilities in accordance with  reasonable  procedures at the frequency necessary to show proper  administration of this agreement and the proper audit of ACMF's financial statements. Services will cooperate with ACMF's auditors and the representatives of appropriate  regulatory agencies and furnish all reasonably requested records and data.

     4.   (a) Services  will at all times  exercise due diligence and good faith in performing its duties  hereunder.  Services will make every reasonable effort and take all  reasonably  available  measures  to  assure  the  adequacy  of its personnel and facilities as well as the accurate  performance of all services to be performed  by it hereunder  within the time  requirements  of any  applicable statutes, rules or regulations or as disclosed in ACMF's prospectus.

          (b)  Services  shall  not be  responsible  for,  and  ACMF  agrees  to indemnify Services for, any losses,  damages or expenses  (including  reasonable counsel fees and expenses) (a) resulting from any claim, demand,  action or suit not resulting from Services  failure to exercise good faith or due diligence and arising  out of or in  connection  with  Services'  duties on behalf of the fund hereunder;  (b) for any delay,  error,  or  omission  by reason or  circumstance beyond its  control,  including  acts of civil or military  authority,  national emergencies,  labor difficulties  (except with response to Services  employees), fire,  mechanical  breakdowns beyond its control,  flood or catastrophe,  act of
God,  insurrection,  war, riot or failure beyond its control of  transportation, communication  or power  supply;  or (c) for any  action  taken or omitted to be taken by  Services  in good faith in  reliance  on (i) the  authenticity  of any instrument or communication  reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an appropriate  person, or (ii) the accuracy of any  records or  information  provided  to it by ACMF,  or (iii) any authorization or instruction contained in any officers' instruction, or (iv) any advice of counsel  approved by ACMF who may be  internally  employed  counsel or outside counsel, in either case for ACMF or Services.

     5.  Services  shall  not look to ACMF  for  compensation  for its  services
described  herein.  It  shall  be  compensated   entirely  by  American  Century
Investment  Management,  Inc. or American Century Global Investment  Management,
Inc.,  as  applicable  (the  "Advisor"),  pursuant to the  management  agreement
between  Advisor  and  ACMF,   which  requires  Advisor  to  pay,  with  certain
exceptions, all of the expenses of ACMF.

     6.   (a) This  Agreement  may be  terminated  by  either  party at any time without  penalty  upon giving the other  party 60 days'  written  notice  (which notice may be waived by either party).

                                       2

          (b) Upon  termination,  Services  will  deliver to ACMF all  microfilm records  pertaining  to  shareholder  accounts  of  ACMF,  and  all  records  of shareholder  accounts in machine  readable  form in the format in which they are maintained by Services.

          (c) All data  processing  programs used by Services in connection with the  performance  of its duties under this  Agreement are the sole and exclusive property of Services,  and after the termination of this  Agreement,  ACMF shall have no right to use the same.

     IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first above written.

                          AMERICAN CENTURY MUTUAL FUNDS, INC.

                          By:  /s/ Maryanne L. Roepke
                               ----------------------------------------------
                               Maryanne L. Roepke
                               Senior Vice President

                          AMERICAN CENTURY SERVICES, LLC

                          By:  /s/ Otis H. Cowan
                               ----------------------------------------------
                               Otis H. Cowan
                               Vice President